Exhibit 10.22

PAETEC Holding Corp.

Description of Non-Employee Director Compensation

Non-employee directors of PAETEC Holding Corp. receive fees for their service on the board of directors of the Company. Each non-employee director currently is entitled for his board service to annual fees of $50,000, payable in cash in four equal quarterly installments in arrears. In addition, Mr. Tansukh Ganatra is entitled to participate in the company’s health insurance plan in which the company covers a portion of the expenses. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their board service.